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                                                                 Exhibit 10.6(E)



                                   (TRM LOGO)

SERVICE AGREEMENT dated 1 April 2004 between:

TRM Copy Centres (UK) Limited, Registered No 3220922 of 1a Meadowbrook, Maxwell Way, Crawley, West Sussex, RH10 9SA and TRM (ATM) Limited, Registered No 3782309 of 1a Meadowbrook, Maxwell Way, Crawley, West Sussex, RH10 9SA (together collectively called "the Company" and Ashley Dean of 130 The Fairway, Midhurst, West Sussex, GU29 9JF ("Mr. Dean").

INTRODUCTION

A. The Company is in the consumer convenience services business, with its principal office in the United Kingdom at 1a Meadowbrook, Maxwell Way, Crawley, West Sussex. The Company is a subsidiary of TRM Corporation incorporated in Oregon and having its corporate headquarters at 5208 N.E. 122nd Avenue, Portland, OR 97230-1074, USA ("the Parent Company").

B. Mr. Dean has been appointed the Company's Managing Director with effect from 22 September 2003.

EMPLOYMENT

1. ENGAGEMENT: As from 22 September 2003 the Company will employ Mr. Dean as its Managing Director and so long as he is re-elected to the board he will diligently serve the Company in that capacity. His employment is subject to six month's written notice from the Company to Mr. Dean and two months' written notice from Mr. Dean to the Company. Should the Company experience a change in control, his employment is subject to twelve month's written notice from the Company to Mr. Dean.

2. CONTINUOUS EMPLOYMENT: Mr. Dean's period of continuous employment began on 19th June 2000 when he first joined the Company.

3. DUTIES: Subject to the Company's Memorandum and Articles of Associations, Mr. Dean will manage the Company's business under the board of directors and will report to the Chief Executive Officer of TRM Corporation or as directed by the Chief Executive Officer. He will endeavour to promote, develop and extend the business, giving it his full time and attention. If requested he will act jointly with any other person appointed by the board and also serve on the boards of other companies in the group if so requested.

4. DIRECTORSHIP: Mr. Dean will not do anything that will disqualify him from acting as a director of the Company or its subsidiaries. If he does and consequently ceases to be a director of the Company for more than 14 days, his employment will automatically end and paragraph 28 will apply.
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ASHLEY DEAN SERVICE AGREEMENT
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5.    PLACE OF WORK: Mr. Dean will be based at 1a Meadowbrook, Maxwell Way,
      Crawley, West Sussex, but may from time to time be relocated anywhere within the UK. If, as a result of such relocation Mr. Dean is obliged to move home, the Company will reimburse his removal and other incidental expenses up to a reasonable amount.

      Mr. Dean's duties will include travel in the UK and abroad, often at short notice. He confirms that he has a valid UK passport and the Company has entered into this agreement on that understanding.

6. HOURS OF WORK: Mr. Dean will have no fixed hours of work and will work whatever hours may be reasonably necessary for the efficient management of the Company.

REMUNERATION AND BENEFITS

7. SALARY: Beginning 1 April 2004 the Company will pay Mr. Dean a basic salary of L100,000 per year inclusive of any director's fees payable by the Company or any of its subsidiaries. The salary will accrue from day to day and be paid monthly in arrears.

8. EXECUTIVE BONUS COMPENSATION: Mr. Dean may be eligible for bonus compensation as may be recommended by the Chief Executive Officer and determined in the sole discretion of the Compensation Committee of the Board of Directors of TRM Corporation or by the entire Board of Directors of TRM Corporation.

9. SHARE OPTIONS: Mr. Dean is eligible for and has received stock option grants of 7,500 shares in TRM Corporation issued under the current TRM Corporation Restated 1996 Stock Option Plan. Upon execution of this Agreement, Mr. Dean will receive non-qualified stock options to purchase an additional 7,500 shares in TRM Corporation issued under the current TRM Corporation Restated 1996 Stock Option Plan.

10. EXPENSES: The Company will reimburse any travel or other business expenses that Mr. Dean has actually properly (and not unreasonably) incurred in carrying out his duties and shall supply satisfactory documentary evidence to the Company in respect thereto. This shall include, but not be limited to, mobile phone, computer and high-speed home internet access as mutually agreed.

11. DIRECTOR LIABILITY: Mr. Dean will be covered under the Parent Company's existing Directors and Officers liability insurance arrangements.

12. COMPANY CAR: The Company will provide Mr. Dean with a motorcar that is suitable, in the Company's opinion, for his status and duties. The car will be taxed, insured, maintained and repaired by the Company and replaced with a new leased vehicle every two years. Mr. Dean may use the car for business and private purposes and when travelling on company business will be reimbursed for his fuel costs in accordance with the Company's fleet policy.
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ASHLEY DEAN SERVICE AGREEMENT
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      Mr. Dean will drive carefully, take good care of the car and observe all the conditions in the Company's fleet policy and motor insurance policy. He confirms that he has a full, clean driving licence and the Company has entered into this agreement on that understanding.

13. HOLIDAYS: Mr. Dean is entitled to 30 working days' holiday on full salary in every year, on dates to be agreed in advance with CEO of TRM Corporation. This is in addition to bank and public holidays. Holidays not taken in one year (not exceeding one week) may be carried forward to the next year. Holiday money will accrue pro-rata throughout the year and any accrued holiday money will be paid when this employment ends. The Company may require Mr. Dean to take any holiday due to him during a period of garden leave under paragraph 24 below.

14. PENSION: The Company will contribute 3% of total salary to any approved pension scheme nominated by Mr. Dean.

15. PRIVATE HEALTH INSURANCE: Mr. Dean is entitled to membership of the Company's private health insurance scheme on the terms now in force, which he understands may be varied from time to time.

16. PERSONAL ACCIDENT INSURANCE: Mr. Dean will be eligible to participate in the Company's personal accident insurance plan on the terms now in force, which he understands may be varied from time to time.

17. SICKNESS: The Company will continue to pay Mr. Dean's salary in full during any period of absence due to ill health or incapacity up to a maximum of two (2) weeks in any calendar year. After a period of twenty
      (20) weeks (unless he has already returned to work for at least four consecutive weeks) the Company may terminate his employment on payment of three months' salary in lieu of notice.

      Mr. Dean will give credit against his salary for any statutory sick pay. He will keep the Company fully informed as to his condition and prognosis and, if requested, will submit himself to an examination by a medical practitioner nominated by the Company. If he declines to do so his salary may be withheld.

18. THIRD PARTY CLAIMS: Notwithstanding paragraph 17 Mr. Dean will not be entitled to any part of his salary if his absence due to incapacity results in an injury for which he is able to claim damages from a third party. In that event the Company may, in its absolute discretion, advance Mr. Dean sums not exceeding the salary that he would otherwise have received against his written undertaking to refund such payments from any damages he may recover for loss of earnings.

MR. DEAN'S OBLIGATIONS

19. CONFIDENTIALITY: During his employment Mr. Dean will act in good faith towards the Company and will not allow his own and the Company's interests to conflict. Nor,
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ASHLEY DEAN SERVICE AGREEMENT
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      during his employment, will he disclose or make use of the Company's confidential information including materials, documents and information whether written or oral relating to the Company's and its Parent Company's business assets, operations, finances, product specifications, sales and marketing data and plans, pricing and cost information and any other technical or business information of whatever nature (whether written, verbal or electronic), trade or commercial secrets of which he may become possessed whilst in the service of the Company or previously or otherwise, except in the proper course of his duty under this agreement, or as authorised in writing by the board, or as ordered by a court of competent jurisdiction. After termination of this agreement Mr. Dean will still preserve the Company's and Parent Company's confidential information and trade and commercial secrets but (for the avoidance of doubt) will not be prevented from using his own business skills and experience in any other employment.

20. OUTSIDE INTERESTS AND SHARE DEALINGS: During his employment Mr. Dean will not engage, whether directly or indirectly, in any other trade, business or profession without the board's consent; but this provision shall not prevent him from buying shares by way of investment so long as his shareholding does not exceed 5% of the issued share capital of any public listed company. However, Mr. Dean shall not be a shareholder in any direct competitors of the Company whether public or private.

      He will himself comply with the relevant Stock Exchange Regulations, and with the groups' own Code of Ethics in relation to dealings in the Company's and TRM Corporation's securities.

21. LOYALTY: Mr. Dean will not at any time during his employment recruit or attempt to recruit any other director or employee of the Company, its parent, TRM Corporation, or its subsidiaries to work for him, or for any other person or organisation, either then or at any time in the future; nor will he do so for a period of twelve months after his employment has ended. This restriction extends to any individuals who may have been on the board of TRM Corporation or the board of a subsidiary during the final twelve months of Mr. Dean's employment and to any individuals who may have been working for the Company, TRM Corporation or a subsidiary during the same period.

22.   NON-COMPETITION DURING AND AFTER EMPLOYMENT

22.1 Mr. Dean acknowledges that he will obtain, in the course of his employment, knowledge of the trade connection and secrets and other confidential information of the Company and therefore Mr. Dean agrees with the Company (for itself and as trustee for each other member of the Group) to be bound by the following restrictions:

22.2 Mr. Dean shall not, for the period of twelve months after termination of their agreement (or such other reduced period which may be substituted therefore pursuant to this clause), directly or indirectly carry on or be engaged, concerned or interested in any business which is carried on within the United Kingdom and which is competitive or likely to be competitive with any business carried on by the Company after termination of this agreement.
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ASHLEY DEAN SERVICE AGREEMENT
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22.3  For the period of twelve months after termination of this agreement (or for such other reduced period which may be substituted therefore pursuant to this clause), directly or indirectly solicit in relation to any goods or services of the same or similar kind to those supplied by the Company as at the date hereof the custom of any person who was, at any time during the period of two years before the date of the termination, a customer of or in the habit of dealing with the Company.

22.4 For the period of twelve months after termination of this agreement (or such other period of years which my be substituted therefore pursuant to this clause), directly or indirectly interfere or seek to interfere or take such steps as may interfere with suppliers of goods or services to the Company or have any dealings in relation to any person who has at any time during the period of two years before the date of termination, a supplier of goods or services to the Company.

23. SCOPE OF RESTRICTIONS: Mr. Dean acknowledges that paragraphs 19 and 20 above impose separate and independent restrictions, the scope of which appears to be no greater than necessary for the protection of the Company's interests and is reasonable in all circumstances. However, he understands that such restrictions are open to scrutiny by the court and may sometimes be held invalid from the outset or because of changing circumstances. Accordingly if any of these restrictions shall be adjudged void or ineffective for whatever reason but would be adjudged valid and effective if the wording were revised, they shall be amended and modified as necessary to ensure their validity.

24. GARDEN LEAVE: During the unexpired period of any notice served (by either party) under paragraph 1 of this agreement, the Company may suspend Mr. Dean's duties and direct that he absent himself from the Company's premises on garden leave.

25. INVENTIONS, ETC: If Mr. Dean, by himself or with others, is working towards, makes or discovers any design, invention or improvement which may be relevant to the Company's business (or to the business of the Parent Company) he will promptly confide in the board. Any such design, invention or improvement shall be the absolute property of the Company and Mr. Dean will supply all of the documentary and other information in his possession or control, to enable the Company to exploit the same to the best advantage. He will also execute any necessary documents, and do whatever else may be necessary to secure the Company's intellectual property rights in any such design, invention or improvement, including patent or similar protection; and this whether or not he is still employed by the Company.

GRIEVANCE AND DISCIPLINARY PROCEDURES

26. GRIEVANCES: If Mr. Dean has any grievance to his work he should first speak or write to the CEO of the Parent Company. In the event of a disagreement with any decision of the CEO of the Parent Company in relation to paragraphs 27, 28 and/or Schedule 1, Mr. Dean can refer the matter to the Chairman of the Parent Company, whose decision shall be final.
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ASHLEY DEAN SERVICE AGREEMENT
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27.   DISCIPLINARY RULES: The Company has a Code of Ethics, as well as a
      Disciplinary Code, a copy of which is attached as Schedule 1. Mr. Dean agrees that the Company may revise these Codes from time to time, and consents to such revisions, so long as they are fair and reasonable, not inconsistent with this agreement and not retrospective in effect.

VARIATION AND TERMINATION

28.   SUMMARY DISMISSAL: The Company may, in addition to the provisions in
      Schedule 1, dismiss Mr. Dean without notice if:

      (a) he is guilty of dishonesty, serious neglect or gross misconduct in the course of his employment;

      (b)   he expressly or by implication repudiates this agreement;

      (c) he acts in such a way (whether or not in the course of his employment) as to bring the Company or the group into disrepute;

      (d) he is convicted of a criminal offence (this does not include a motoring offence unless it results in imprisonment or disqualification);

      (e) he is declared bankrupt or enters into a composition or arrangement for the benefit of his creditors (this includes a voluntary arrangement under the Insolvency Act 1986); or

      (f) he is admitted to hospital following an order under the Mental Health Act.

      (g)   He fails to cure any breach (if capable remedy) other than those in
            (a) to (f) above within 30 days of receipt of written notice from the Company requesting such cure.

29. SUSPENSION: Pending consideration by the Company of any of the matters referred to in paragraphs 27 and 28 above Mr. Dean may be suspended from duty on full pay.

30. RESIGNATION FROM DIRECTORSHIP: When his employment ends, for whatever reason, Mr. Dean will immediately on request resign from his office of director (and from his directorships of any other company in the group). In case he should fail to do so the Company is irrevocably authorised to appoint some other person to tender such resignations on his behalf.

31. COMPANY PROPERTY: When his employment ends, for whatever reason, Mr. Dean will return to the Company's head office:

      (a)   his Company car and all his car keys;
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ASHLEY DEAN SERVICE AGREEMENT
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      (b)   his computer and mobile phone, with full details of any passwords which he may have installed;

      (c) every Company document (including electronic documents) of whatever description in his possession or control, including his own working papers, together with any copies, notes or summaries of such documents (for all of which he undertakes to make a diligent search); and

      (d)   any other Company property in his possession or control.

32. RECONSTRUCTION AND AMALGAMATION: If the Company goes into liquidation for the purpose of reconstruction or amalgamation, and if in such a case Mr. Dean is offered employment with some other company in the group on terms no less favourable than those in this agreement, then he shall have no claim against the Company for a redundancy payment, or for unfair or wrongful dismissal.

MISCELLANEOUS

33. EMPLOYMENT PARTICULARS: This agreement, and the other documents to which it refers, together comprise the written particulars of employment to which Mr. Dean is entitled under Part 1 of the Employment Rights Act 1996.

      There is no collective agreement which directly affects these terms and conditions of employment.

34. NOTICES: Any notices to be served on the Company may be sent by fax, email or first class letter post to its head office in the UK together with copies by fax or email to:

      TRM Corporation
      5208 N.E. 122nd Avenue
      Portland, OR 97230-1074
      USA

      Attn:  Chief Executive Officer
      Fax    001 503 251 5473
      Email  ktepper@trmcorporation.com

      Any notices to be served to Mr. Dean may be handed to him or sent by fax, email or first class letter post to his home address. Notices sent by first class shall be deemed to have been served on the first working day following posting. Notices sent by fax shall be deemed to have been served on the following day, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the correct number and that all pages were successfully transmitted.
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ASHLEY DEAN SERVICE AGREEMENT
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35.   PREVIOUS AGREEMENTS: This agreement supersedes all previous agreements and arrangements between Mr. Dean and the Company. All such agreements and arrangements are terminated by mutual consent with effect from the date of this agreement.

36.   DEFINITIONS: In this agreement:

      (a)   `the board' means the Company's board of directors; and

      (b) `the group' means any holding, subsidiary or associated company and the Parent Company.

37.   GOVERNING LAW AND JURISDICTION

      This agreement shall be governed by and constituted in accordance with English Law and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the English courts.
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                                   SCHEDULE 1
                               DISCIPLINARY RULES

1.    GROSS MISCONDUCT

      Gross misconduct may lead to instant dismissal and consist of serious misconduct (whether or not the first and/or second stage of the disciplinary procedure has been completed) or more serious offences or breaches of Mr. Dean's duties, including by way of example:

      - Dishonesty, theft, embezzlement, forgery or unauthorised possession of the Company's property.

      -     Unauthorised disclosure or use of information. Indecent behaviour.

      - Being on duty under the influence of alcohol, or the misuse of drugs.

      -     Assault, fighting or intimidation.

      - Other offences of a similar or great gravity or any action calculated to aid, abet or conspire with others in such activities.

2.    MISCONDUCT

      Misconduct consists of minor breaches of duties or any insubordinate or unacceptable behaviour including, by way of example only;

      -     Absenteeism or unauthorised absence.

      -     Lateness or poor time keeping.

      -     Failure to carry out the proper instructions of a superior.

      -     Rudeness to any customer, supplier, or fellow employee.

      -     Other offences of a similar gravity.

3.    DISCIPLINARY PROCEDURE

      3.1 No action will be taken before a proper investigation has been undertaken by the Company relating to the circumstances of the matters complained of. If appropriate, the Company may, by written notice, suspend Mr. Dean for a specified period during which time such as investigation will be undertaken. If Mr. Dean is so suspended, his contract of employment will be deemed to continue together with all his rights under this agreement, including the payment of salary, but during the period of suspension Mr. Dean will not be entitled to access to any of the Company's premises, except at
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ASHLEY DEAN SERVICE AGREEMENT
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            the prior request or with the prior consent of the Company and subject to such conditions as the Company may impose. The decision to suspend Mr. Dean will be notified to him by the CEO of TRM Corporation.

            Where Mr. Dean is suspended for misconduct the following procedure will apply:

      3.2 Mr. Dean will discuss the matter with the CEO of TRM Corporation who will give, if appropriate, a verbal warning or will immediately apply a written warning. Thereafter, Mr. Dean shall have the right to refer the matter, if under paragraphs 27 and 28 and this Schedule, to the Chairman of the Parent Company whose decision shall be final.

      3.3 In all cases where a warning is given, whether oral or written, this will be recorded but automatically cancelled after a period of one year.

      3.4 At any formal stage of the procedures outlined herein Mr. Dean has the right to be accompanied by a fellow employee of his choice.

      3.5 The Company reserves the right to suspend Mr. Dean with pay at any stage of the disciplinary procedure or before it commences whether for investigation or to await any particular event. During any period of suspension Mr. Dean must immediately return to the Company any books, papers, information or other property of the Company or any member of the group in his possession and may in no circumstances act on behalf of the Company or any member of the group or represent himself to be doing so.

Signed as agreed the day and year before written




    /s/ Ashley Dean                          )
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Signed By                                    )
Ashley Dean                                  )



    /s/ TRM Copy Centres (UK) Limited        )
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Signed By                                    )
TRM Copy Centres (UK) Limited                )



    /s/ TRM (ATM) Limited                    )
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Signed By                                    )
TRM (ATM) Limited                            )